EXHIBIT 10.60
***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and
240.24b-2(b)(1)
LICENSE AND DISTRIBUTION AGREEMENT
by and between
Immuno-Designed Molecules S.A.
and
Cambridge Laboratories Ltd.

IDM Initial	CL Initial

May 10, 2005	2 / 36
TABLE OF CONTENTS

1 DEFINITIONS	5
2 APPOINTMENT	8
2.1 APPOINTMENT AND GRANT	8
2.2 SUB-DISTRIBUTION AND SUB-LICENSES	8
3 SCOPE OF APPOINTMENT	8
3.1 TERRITORY	8
3.2 COMPETITIVE PRODUCTS AND CLINICAL TRIALS	9
3.3 NEW INDICATIONS / ADDITIONAL TERRITORY	10
3.4 IMPROVEMENTS	10
3.4.1 Distributor’s Improvements	10
3.4.2 Development of Distributor’s Improvements	11
3.4.3 Supply of data by the Distributor	11
3.4.4 IDM Improvements	11
3.4.5 Rejection of IDM Improvements	11
4 UP-FRONT FEE / MILESTONES	11
4.1 UP-FRONT FEE	11
4.2 UP-FRONT FEE PARTIAL REIMBURSEMENT	11
4.3 REGISTRATION MILESTONE	11
4.4 NET SALES-RELATED PERFORMANCE ROYALTY	12

5 RELATIONSHIP BETWEEN THE PARTIES	12
5.1 INDEPENDENT CONTRACTORS	12
5.2 WHOLESALERS	12
5.3 IDM RESPONSIBILITIES AND OBLIGATIONS	12
6 REGULATORY	12
7 DISTIBUTOR’S DUTIES	13
7.1 GENERAL	13
7.2 PROMOTION, MARKETING AND SALES	14
7.3 COMMENCEMENT OF MARKETING	15
7.4 PROMOTIONAL MATERIALS	15
7.5 PROVISION OF Know-How	16
7.6 MINIMUM ANNUAL QUOTAS	16

8 IDM’S DUTIES	16
8.1 CONFORMITY OF PRODUCT	16
8.1.1 Compliance with Product Specifications	16
8.1.2 Claims of non-conformity	16
8.1.3 Non-conforming Product	16
8.1.4 Laboratory costs	17
8.1.5 Disclaimer	17
8.1.6 Warranty exclusions	17
8.1.7 Additional specifications	17
8.2 LICENSES TO PERFORM	18
8.3 MARKETING ASSISTANCE, PROVISION OF KNOW-HOW	18

9 COOPERATION BETWEEN PARTIES	18
9.1 MARKETING PLANNING	18
9.2 INTELLECTUAL PROPERTY RIGHTS	18
9.3 IDM’s PATENT OBLIGATIONS	18
9.4 IDM’S ORPHAN DRUG DESIGNATION OBLIGATIONS	19
10 FORECASTS AND ORDERS	19
10.1 FORECASTS	19
10.2 ORDERS	20
11 PRICE OF PRODUCT	20
11.1 CONDITION PRECEDENT	20
11.1.1 Public Price	20
11.1.2 No material adverse change	20
11.2 TRANSFER PRICE OF PRODUCT	20
11.3 ROYALTIES	21
11.4 ROYALTY PAYMENT AND RECONCILIATION	21
11.5 CURRENCY AND EXCHANGE RATES	21

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May 10, 2005	3 / 36

11.6 PRICE REVISION	21
11.6.1 Following Cost of Goods changes	21
11.6.2 Following commercial amendments	21
12 DELIVERY OF PRODUCT	21
13 RECORDS	22
13.1 RECORDS	22
13.2 LATE PAYMENTS	22
13.3 GUARANTEE	22
14 STORAGE — INVENTORY — RETURNS	22
14.1 STORAGE	22
14.2 RETURN OF PRODUCT	22
15 QUALITY	22
15.1 QUALITY CONTROL	22
15.2 SUSPENSION OF DISTRIBUTION	23
15.3 PRODUCT RECALL	23
16 TRADEMARKS	23
16.1 USE OF TRADEMARKS	23
16.2 PRODUCT MARK INFRINGEMENT	24
16.3 MAINTENANCE OF THE TRADEMARKS	25
16.4 INACTIVE OR ABANDONED TRADEMARKS	25

17 TERM AND TERMINATION OF THE AGREEMENT	25
17.1 TERM OF THE AGREEMENT	25
17.2 TERMINATION	25
17.3 CHANGE OF CONTROL / ASSIGNMENT	26
17.4 CONSEQUENCES OF TERMINATION	26
18 CONSEQUENTIAL LOSS — INSURANCE	27
18.1 CONSEQUENTIAL LOSS	27
18.2 INSURANCE	27
19 INDEMNIFICATION	28
19.1 INDEMNIFICATION BY THE DISTRIBUTOR	28
19.2 INDEMNIFICATION BY IDM	28
19.3 INDEMNITY PROCEDURE	29
19.4 DEFENCE OF CLAIM	29
20 ACTIONS OF COMPETITORS, LITIGATION	29
21 CONFIDENTIALITY	29
21.1 CONFIDENTIAL INFORMATION	29
21.2 PRIOR CONFIDENTIALITY AGREEMENT	30
22 GOVERNING LAW — DISPUTES	30
22.1 GOVERNING LAW	30
22.2 DISPUTES	30
22.2.1 Mediation	30
22.2.2 Arbitration	30
23 FORCE MAJEURE	30
24 REPRESENTATIONS AND WARRANTIES	31
24.1 REPRESENTATIONS AND WARRANTIES OF IDM	31
24.1.1 Organization and authority	31
24.1.2 No conflict	31
24.1.3 Ownership	31
24.1.4 Enforceability	31
24.1.5 Actions	31
24.1.6 No infringement	31
24.1.7 Warranty	32
24.2 REPRESENTATIONS AND WARRANTIES OF CL	32
24.2.1 Organization and authority	32
24.2.2 No conflict	32
25 MISCELLANEOUS	32
25.1 ENTIRE AGREEMENT	32
25.2 No WAIVER	33
25.3 PUBLIC ANNOUNCEMENTS	33
25.4 NOTICES	33

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May 10, 2005	4 / 36

25.5 SEVERABILITY	34
25.6 LANGUAGE	34
25.7 EXPENSES	34
26 SCHEDULES	35
26.1 SCHEDULE A	35
26.2 SCHEDULE B	35
26.3 SCHEDULE B-1	35
26.4 SCHEDULE C	35
26.5 SCHEDULE D	35
27 SCHEDULE E — PATENT LIST	36

IDM Initial	CL Initial

May 10, 2005	5 / 36
LICENSE AND DISTRIBUTION AGREEMENT
This License and Distribution Agreement (the “Agreement”) is made as of the Date of Signature between:
IDM IMMUNO-DESIGNED MOLECULES S.A., a limited company organised and existing under the laws of France, registered at Paris RCS under 382 632 263, whose office is at 172 rue de Charonne 75011 Paris FRANCE.
Hereinafter referred to as “IDM”
and
CAMBRIDGE LABORATORIES LTD. trading as CAMBRIDGE LABORATORIES IRELAND whose principal place of business is Alexandra House, The Sweepstakes, Ballsbridge, Dublin 4, IRELAND.
Hereinafter referred to as “CL” or “Distributor”.
RECITALS
1. CL is engaged in the business of promoting, marketing, selling and distributing certain pharmaceutical products.
2. IDM desires to appoint the Distributor as its exclusive distributor of the Product in the Territory and the Distributor desires to accept such appointment subject to the terms of this Agreement.
AGREED TERMS
1 DEFINITIONS
When used in this Agreement, including the Recitals and the Schedules (which are an integral part of this Agreement) and unless otherwise expressly indicated, the following terms shall have the following meanings:
Adverse Events means any undesirable event (from any source, including consumers or competitors) including serious adverse events reported to the Distributor or of which the Distributor becomes aware, and, in particular, those events relating to the Product in respect of which the Parties’ respective obligations are set out in Schedule B.
Affiliates means with respect to any Party, any person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common Control with such Party. The term control, for the purpose of this definition, with respect to the relationship between or among two persons, means the possession, directly or indirectly or as trustee or executor of the power to direct or cause the direction of the affairs or management of a person, whether through ownership of voting securities or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person.
Agreement means this agreement between the Parties.
Authorities means the competent authorities in the Territory in charge of determining and/or approving the marketing, the pricing and/or the reimbursement (as applicable) of pharmaceutical products.
Business Year means a calendar year or, in the case of the first Business Year, the remainder of the calendar year current at the Effective Date.

IDM Initial	CL Initial

May 10, 2005	6 / 36
Change of Control has the meaning set forth in Article 17.3.
Combination Products means any biotechnological or pharmaceutical composition incorporating the active ingredient of the Product together with one or more additional products, therapeutic agents or prophylactic agents.
Competitive Products means any product that competes with the Product in the Indication, including for the avoidance of doubt, any products developed or licensed by the Distributor.
Confidential Information means all IDM Know-How and all other technical, scientific, commercial and other data and information supplied by either Party or its Affiliates to the other relating to the Product or the businesses of the Parties.
Confidentiality Agreement means the agreement between the Parties dated April 8, 2004.
Date of Signature means the date of signature of the Agreement by the last Party to sign it.
Delivery means delivery of Product CPT (2000 ICC Incoterms), but for Article 12 (b).
Distributor Know-How means all Know-How acquired by the Distributor during the course of the Agreement which is in the Distributor’s possession and which the Distributor is free to disclose to IDM without accounting to third parties.
Distributor Marketing Plan means the plan of Schedule D. This plan shall be due by the Distributor no later than three (3) months before the Effective Date. This plan shall contain a complete strategic and tactical marketing and sales plan. Headline content of the plan is placed in Schedule D.
Dossier means the collection of clinical, technical, pharmacological, medical, regulatory, scientific and other data, permits and granted approvals in the possession of IDM as at the Date of Signature which IDM will supply to the Distributor, in the form in which it exists at IDM, as soon as practicable following the Date of Signature.
Effective Date means the date of the first Delivery of the quantity of the Product first ordered by CL pursuant to Article 10, fully complying with the Product Specifications and certified ready for release to the market after the grant by the pricing Authority in the Territory of the Public Price.
EMEA means the European Medicines Evaluation Agency or any successor authority.
GMP means as relevant to the Products, the principles and guidelines of good manufacturing practice as contained in a directive 2003/94/EC (medicinal products for human use), as such principles and guidelines are interpreted and expanded in “The Rules Governing Medicinal Products in the European Community, Volume IV. Good Manufacturing Practice for Medicinal Products”.
IDM Know How means the Dossier and all Know-How acquired by IDM during the course of the Agreement which is in IDM’s possession and which IDM is free to disclose to the Distributor without accounting to third parties.
IDM Site means any IDM manufacturing and/or storage site.
Improvements means any and all improvements, modifications and developments relating to the Product including, but not limited to, those that will improve the Product’s quality, bioavailability, side effect profile, solubility, efficacy or patient or medical professional acceptance and /or compliance and shall include, but not be limited to, extensions of the label claims for the Product, line extensions, new dosage forms of the Product, new delivery systems, development of an isomer, polymorph, salt, ester, analogue or derivative of the Product or the active substance of the Product or any metabolite and any Combination Product.

IDM Initial	CL Initial

May 10, 2005	7/36
Indication means osteosarcoma
Initial Term means ten (10) years following the Effective Date of the Agreement or the date of the last of the patents listed in the Schedule E related to the product and applicable in the Territory to expire whichever is the longest.
Know-How means all technical, clinical, regulatory, medical and commercial data and other information relating to the Product developed or acquired by either Party in the course of this Agreement which is necessary or useful for the activities contemplated hereby. Know-How does not include details on how to manufacture the Product.
Marketing Approval means the marketing authorisation granted by the Authorities such as, but not limited to, EMEA.
Minimum Annual Quotas means the quantities of Product to be purchased by the Distributor during each Business Year as agreed between the Parties and set forth in Schedule C, as amended from time to time in writing.
Net Sales means, [...***...]
New Indication means any indication other than the Indication.
Parties means IDM and the Distributor and their respective successors in title.
Party means either IDM or the Distributor and their respective successors in title.
Patents means the patent application IDM intends to file in respect of the manufacturing process for the Product and any other Product related claiming patents or applications for such existing now or at any time during the term of this Agreement together with (a) all patents in the Territory issuing from said applications; (b) any additions, divisions, continuations, continuations-in-part, amendments, amalgamations, reissues, and re-examinations of such applications or patents in the Territory; (c) any confirmation, importation and registration patents and patent applications in the Territory in whatever legal form and by whatever legal title they are granted.
Product means a package comprising one (1) vial containing [...***...] MTP-PE ready to be administered to patients in the Indication. The package delivered by IDM will be in its finished form, ready for resale by the Distributor in the Territory as specifically described in Schedule A.
Product Marks means any trademark, service mark, trade name, domain name and logo used on or in connection with the identification of the Products. IDM Marks means the IDM name and logo or any other corporate related names or logos controlled by IDM or its Affiliates at the Effective Date or at any time during the term of this Agreement and which are used in connection with the services to be performed under this Agreement or otherwise in connection with this Agreement. For the purposes hereof, the term control shall mean the possession of the ability to grant the right, to license or sublicense, without violating the terms of any agreement or other arrangement with any third party

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

May 10, 2005	8/36
existing at the time of the grant of right, license or sublicense.
Product Specifications are set forth in Schedule A. Schedule A shall be those set forth in the Marketing Approval and may be amended and supplemented from time to time in writing following the prior approval of the Authorities. Schedule A also contains a description of the current packaging of the Product, however, each time the packaging of the Product is modified in accordance with the procedures set forth in Schedule B-1 and following prior approval of the Authorities, Schedule A shall be deemed to have been modified accordingly.
Public Price means the price, approved by the Authorities, to be paid by a patient (or his or her insurers) or a payer for the Product in the Territory or, if less, the maximum level of reimbursement in respect of the Product approved by the Authorities.
Regulatory Approval(s) means any permissions other than the Marketing Approval to be obtained from the Authorities which are necessary for the importation, promotion, marketing, use, sale and distribution of the Product in the Territory, including the definition of the Public Price of the Product and reimbursement conditions as well as the obtaining of such Public Price and any variation of any such permission.
Standard Operating Procedures are described in Schedule B. The Standard Operating Procedures may be amended and supplemented by IDM from time to time upon not less than forty five (45) days’ prior notice to the Distributor, provided that such modifications are reasonable and that IDM shall consult with the Distributor prior to such modification to ensure that it does not violate applicable laws and regulations relating to the delivery, storage and transport of pharmaceutical products.
Territory means United Kingdom and Republic of Ireland.
Trademarks means the IDM Marks and the Product Marks.
Transfer Price shall have the meaning set forth in Article 11.2.
2 APPOINTMENT
2.1 APPOINTMENT AND GRANT
Subject to the terms and conditions set forth herein IDM hereby:
(a)	appoints the Distributor from the Date of Signature as its exclusive distributor to promote, market, sell, distribute and subject to Articles 3.2 and 3.4, develop the Product in the Territory for the Indication and the Distributor hereby accepts such an appointment; and

(b)	grants to the Distributor (i) a non-transferable save as provided in Article 17.3, exclusive license to use the Patents, Product Marks, the IDM Know How and the Know-How in the Territory and (H) a non-transferable, non-exclusive, non assignable, save as Article 17.3, license to use the IDM Marks, in connection with the Distributor’s promotion, marketing, sale and distribution of the Product for the Indication in the Territory.
2.2 SUB-DISTRIBUTION AND SUB-LICENSES
Nothing in this Agreement shall entitle the Distributor to grant sub-distribution rights or sub-licenses in relation to the Product, the Patent, the IDM Know-How or the Trademarks to any third party that is not an affiliate, without the prior written consent of IDM which shall not be unreasonably withheld or delayed.
3 SCOPE OF APPOINTMENT
3.1 TERRITORY

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May 10, 2005	9 / 36
(a)	The rights granted to the Distributor are limited to the promotion, marketing, sale, distribution and subject to Articles 3.2 and 3.4, development of the Product within the Territory. Throughout the term of the Agreement, the Distributor and/or, where applicable, its Affiliates shall not, directly or indirectly, pursue an active sales policy (i.e. promote, market and sale the Product) outside the Territory. The Distributor and/or, where applicable, its Affiliates shall not, in particular, actively approach customers outside the Territory by direct mail, visits, advertisements or other promotions unless Distributor wishes to utilise the expertise of such a customer in order to further its marketing effort within the Territory. The Distributor and/or, where applicable, its Affiliates shall not otherwise seek orders for Product from customers outside the Territory. It is acknowledged that having details of the Product on its web site shall not constitute actively promoting or marketing the Product outside the Territory by the Distributor.

(b)	If the Distributor has been granted the rights set forth in paragraph (a) above for (i) a State of the European Union (EU) or the European Economic Area (EEA), (ii) a State having entered into a Europe agreement with the EU or (iii) a State from which re-imports towards the EU or the EEA are reasonably foreseeable, the Distributor may respond to unsolicited requests from customers located in the EU, the EEA or a State having entered into a Europe agreement with the EU, it being agreed that:
(i)	The Distributor and/or, where applicable, its Affiliates may only respond to demands from these customers for as long as they dispose of sufficient stocks to meet orders from customers inside the Territory;

(ii)	No modification of the substantial qualities of the Product may be made at any time.
(c)	In the event that the Distributor has been granted the rights set forth in paragraph (a) above for a territory other than those defined in paragraph (b) above, the Distributors may respond to unsolicited requests from customers outside of the Territory only if such customers are located in the EU, the EEA or in a State having entered into a Europe agreement with the EU.

(d)	This commitment shall survive after expiration or termination of the Agreement for as long as the Distributor may, in accordance with the terms and conditions set forth in Article 17.4, continue to sell the Product remaining in its stocks.

(e)	IDM retains rights for use of the Product outside of the Territory.
3.2 COMPETITIVE PRODUCTS AND CLINICAL TRIALS
Save as set forth below and in Articles 3.4.1 and 3.4.2, IDM will be responsible for all development work including but not limited to future eventual clinical trials on the Product in the Indication, any other indications and Improvements and all related expenses. In such circumstances, IDM will share with and make available to CL all clinical and safety data, regulatory materials and information related to the Product and the Indication that CL might need.
The Distributor shall be entitled to conduct or finance via third parties, its own additional clinical trials for both marketing and development purposes. If Distributor wishes to undertake such additional clinical trials Distributor must seek prior written consent and approval from IDM which shall not be unreasonably withheld or delayed.
As a condition to consenting to the use of the Products in a clinical trial, IDM shall have [...***...] right to use for any and all purposes outside the Territory, all information relating to the Products resulting from such a clinical trial. To the extent IDM has approved the use of the Products by the Distributor in a clinical trial, IDM shall provide reasonable quantities of the Products to the Distributor solely for such use at Distributor’s cost.

IDM Initial	CL Initial

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

May 10, 2005	10 / 36
The Distributor, for itself and/or, where applicable, its Affiliates, undertakes not to, directly or indirectly, promote, market, sell, manufacture, import or distribute any Competitive Products in the Territory for a period of five (5) years from the Effective Date. Furthermore, the Distributor represents and warrants that, as of the Date of Signature, neither the Distributor nor, where applicable, its Affiliates, directly or indirectly promote, market, sell, manufacture, import, or distribute or use in clinical trials, any Competitive Products in the Territory.
The Distributor recognizes that the obligation contained in this Article 3.2 is indispensable to protect the IDM Know-How disclosed to the Distributor and that this obligation shall therefore survive, for a period of one (1) year after the termination of this Agreement.
3.3 NEW INDICATIONS / ADDITIONAL TERRITORY
(a)	IDM grants to Distributor a first option to be appointed as its distributor of the Product for a New Indication in the Territory on conceptually similar terms to those set forth herein, and if the Distributor accepts such appointment, the Distributor shall communicate its acceptance in writing to IDM within thirty (30) days of receipt of IDM’s offer. In such case, the Distributor’s distribution of the product in the New Indication shall be governed by this Agreement, to the extent not modified by the aforementioned conceptually similar terms as agreed between the Parties. Should the Parties fail to agree on such conceptually similar terms within thirty (30) days of receipt of IDM’s offer, then the Chief Executive Officers shall attempt for a period not more than thirty (30) days to reach an agreement. If the CEOs can not reach an agreement in the said thirty (30) days, the outcome shall finally be settled by an independent analysis from a mutually agreed independent third party whose decision shall be binding upon the Parties and cost of such independent analysis shall be paid entirely by the Party that the independent third party rules against.

(b)	Failure by the Distributor to give notice of acceptance or rejection of IDM’s offer within the thirty (30) day period set out in Article 3.3 (a) shall constitute a rejection of the offer by the Distributor.

(c)	Although IDM may offer third parties the opportunity to license the Product in other countries than the Territory, or otherwise seek to develop relationships with third parties related to the Product in countries other than the Territory, IDM will inform CL of its decision to license the Product in other countries which do not belong to the Territory. Should such other countries interest CL that the Parties will negotiate with respect to the exclusive distribution of the Product outside of the Territory where CL might promote, market, sell and distribute the Product. For sake of clarity, until an amendment to the Licence Agreement granting Additional Territory is not executed by the Parties, IDM shall be free to discuss and negotiate with any third parties.

(d)	As of today, in the Territory. IDM owns exclusive rights concerning the use of the Product as an agent to be used in the Indication. In the Indication, the Product has been granted an Orphan Drug Status in both the US and European Union. IDM will be responsible for its own research and development activities on the Product and will assume all related expenses.
3.4 IMPROVEMENTS
3.4.1 Distributor’s Improvements
Distributor shall promptly submit to IDM written information about any Improvements it may wish to develop or acquire during the term of this Agreement. The Distributor may develop or acquire such Improvements only after the prior written approval of IDM. The Distributor shall grant to IDM a royalty-bearing exclusive license on Improvements to develop, register, manufacture, market, use, distribute and sell, directly or indirectly, such Improvements in all countries of the world outside the Territory. IDM may sub-license such Improvements to its non-Affiliated distributors and licensees of the Product. Any Improvement developed by Distributor shall become a Product and be governed by this agreement save that the royalty rate payable to IDM on Net Sales in the Territory shall be reduced by the royalty rate agreed outside the Territory.

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May 10, 2005	11 / 36
3.4.2 Development of Distributor’s Improvements
Subject to Articles 3.2 and 3.4.1, the Distributor shall conduct all development studies and any clinical studies at its own expense and shall comply with all applicable regulatory and medical requirements in the Territory.
3.4.3 Supply of data by the Distributor
All information relating to any Distributor Improvements shall be submitted by the Distributor to IDM in the English language.
3.4.4 IDM Improvements
If IDM develops or acquires any Improvement, IDM shall offer to Distributor the possibility to market, use, sell and distribute such Improvement in the Territory and any agreed additional territory. If the Distributor wishes to accept such offer, Distributor shall communicate its acceptance in writing to IDM within thirty (30) days of receipt of IDM’s offer. Any Improvement offered by IDM to Distributor shall, if accepted by Distributor, become a Product and be governed by this Agreement save for reasonable and justifiable commercial terms which will reflect the size of the market for the Improvement in the Territory and any agreed additional territory. IDM shall provide to Distributor quarterly written reports relating to any development of any Improvements it is undertaking.
3.4.5 Rejection of IDM Improvements
Failure by Distributor to give notice of acceptance or rejection of any Improvement offered by IDM within the thirty (30) day period set out in Article 3.4.4 shall constitute rejection of the Improvement by Distributor. IDM shall be free to offer such rejected Improvement to one or more third parties in the Territory and outside the Territory.
4 UP-FRONT FEE / MILESTONES
4.1 UP-FRONT FEE
In consideration of the appointment and the grant of rights set out in Article 2, the Distributor shall pay to IDM an up-front fee amounting to [...***...] within sixty (60) days of the Date of Signature. That sum shall be apportioned as follows [...***...] for the grant of rights under the Trademarks, [...***...] for the grant of rights under the IDM Know How, [...***...] for the grant of rights under the Patents. Payment shall be made by wire transfer to IDM’s nominated bank account. Interest on late payments shall accrue at twelve (12) month EURIBOR plus three (3) percent from the date payment becomes due until receipt of payment in full by IDM, or, if lower, at the highest rate permitted by mandatory provisions of local law in the Territory. But for Article 4.2 and Article 24.1, the up-front fee shall not be subject to reimbursement whatever happens to the Trademarks, IDM Know-How and Patents.
4.2 UP-FRONT FEE PARTIAL REIMBURSEMENT
CL has the right to terminate the Agreement, with a refund of [...***...] of the initial [...***...] should IDM not be able to manufacture the Product according to the new process or is unable to demonstrate its comparability to the Product from the original process to the satisfaction of the regulatory Authorities in the Territory within thirty (30) months of the Date of Signature. The remaining [...***...] of the initial [...***...] shall not be subject to reimbursement by IDM save for a breach of the warranties set forth in Article 24.1.
4.3 REGISTRATION MILESTONE
In consideration of the grant of the Marketing Approval of the Product in the Territory, the Distributor shall pay to IDM a milestone amounting to [...***...]

IDM Initial	CL Initial

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

May 10, 2005	12 / 36
[...***...] within sixty (60) days of the date of receipt of the IDM invoice. That sum shall be apportioned as follows [...***...] for the grant of rights under the Trademarks, [...***...] for the grant of rights under the IDM Know How, [...***...] for the grant of rights under the Patents. Payment shall be made by wire transfer to IDM’s nominated bank account. Interest on late payments shall accrue at twelve (12) month EURIBOR plus three (3) percent from the date payment becomes due until receipt of payment in full by IDM, or, if lower, at the highest rate permitted by mandatory provisions of local law in the Territory. This registration milestone shall not be subject to reimbursement by IDM save for a breach of the warranties set forth in Article 24.1.
4.4 NET SALES-RELATED PERFORMANCE ROYALTY
Upon achievement of [...***...] of cumulative Net Sales in the Territory, the Distributor shall pay to IDM a one off sales performance royalty amounting to [...***...] within sixty (60) days of the date of receipt of invoice. Payment shall be made by wire transfer to IDM’s nominated bank account. Interest on late payments shall accrue at twelve (12)-month EURIBOR plus three (3) percent from the date payment becomes due until receipt of payment in full by IDM, or, if lower, at the highest rate permitted by mandatory provisions of local law in the Territory.
5 RELATIONSHIP BETWEEN THE PARTIES
5.1 INDEPENDENT CONTRACTORS
The Distributor shall act as an independent contractor who purchases the Product and resells it in its name and for its own account. Nothing in this Agreement shall constitute or be deemed to constitute either Party as the legal representative or agent of the other, nor shall either Party have the right or authority to assume, create, or incur any liability or any obligation of any kind, expressed or implied, in the name or on behalf of the other Party.
5.2 WHOLESALERS
The Distributor shall be entitled to enter into such agreements with wholesalers as it deems necessary in order to promote the sale of the Product in the Territory. The designation of such wholesalers shall be the sole responsibility of the Distributor and IDM shall not have any obligations towards these and/or other wholesalers either during the term of this Agreement or after its termination. The Distributor shall indemnify and hold harmless IDM and/or, where applicable, its Affiliates in respect of the acts and omissions of its wholesalers.
5.3 IDM RESPONSIBILITIES AND OBLIGATIONS
(a)	IDM will be responsible for GMP compliant manufacture of the Product, confirmed by a Certificate of Conformance

(b)	In respect of the terms of the agreement signed between Ciba-Geigy and TherAtid, Inc. (TherAtid, Inc merged with Jenner Technologies Corporation in 1996, which became Jenner Biotherapies Inc., holder of the Product rights. Those rights were acquired by IDM in 2003) and effective since April 4, 1996, IDM will be responsible for all payments due to Ciba-Geigy (now Novartis).

(c)	IDM will be responsible for pharmaco-vigilance and drug safety monitoring and shall comply at all times with Volume 9 of the “The Rules Governing Medicinal Products in the European Community’. Without limiting the generality of the foregoing, IDM shall provide to Distributor all information necessary to enable Distributor to fulfil its obligations as national representative in the Territory.
6 REGULATORY
IDM is responsible for all regulatory activities when they are related to obtaining any Marketing Approval or post-authorization variation applications for the Product. IDM will use its commercially reasonable endeavours to obtain the Marketing Approval of the Product and the approval of post-authorisation variation applications through the centralised procedure of the EMEA in the Indication

IDM Initial	CL Initial

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

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and any further indication. IDM shall be free to interact directly with EMEA regarding the Marketing Approval and require any European national Authorities to be its rapporteur and co-rapporteur. IDM shall keep Distributor duly informed of progress with the application for the Marketing Approval including, but not limited to, progress with the manufacturing comparability study. Without limiting the generality of the foregoing, IDM shall provide updates by teleconference and minutes of the teleconference at least every two (2) months, or more frequently as necessary, setting forth all relevant information regarding progress with the application for the Marketing Approval and any problems encountered.
If Marketing Approval is not obtained within thirty (30) months from the Date of Signature, CL shall have the right to terminate the Agreement according to Article 17.2.
The Distributor shall:
(a)	employ its reasonable efforts and do everything as is reasonably necessary, to help IDM to obtain the Marketing Approval in accordance with the timelines agreed upon by the Parties;

(b)	inform IDM, in a timely manner, before exchanging any information material with an Authority and provide IDM with a copy, via fax, followed by a copy by mail, of any information provided to the Authority or where information was given orally, with a written summary of such information as well as with a copy of any and all correspondence received from any Authority in relation to any Regulatory Approval, immediately upon receipt;

(c)	obtain and maintain any necessary Regulatory Approval and pay all necessary fees related to such Regulatory Approval to the Authorities promptly when due;

(d)	act as national representative for IDM in the Territory with regard to Product-related regulatory affairs in the Territory;

(e)	promptly advise IDM in writing of all applicable laws, rules and regulations of the Territory relating to the Marketing Approval, distribution, advertising, promotion and sale of the Product in the Territory, as well as of all governmental initiatives and proposals which could affect such laws, rules or regulations;

(f)	provide regular written timetables (at least every three (3) months) to IDM for the ongoing regulatory and pricing activities (expected date of submission, expected date of approval, grant of Public Price and grant of reimbursement) and justification for any change to such timetables.
7 DISTRIBUTOR’S DUTIES
7.1 GENERAL
The Distributor shall:
(a)	use its commercially reasonable efforts to promote, market, sell and distribute the Product in the Territory;

(b)	maintain a prompt delivery service compatible with the current Good Distribution Practices, good business practices, the nature of the Product and the requirements of its customers, in line with the Standard Operating Procedures and any other guidelines given by IDM from time to time in writing;

(c)	ensure that the transportation and storage of the Product are in line with the Standard Operating Procedures and shall at all times preserve the quality of the Product;

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(d)	make no safety or performance claim in respect of the Products which has not been previously approved by IDM;

conduct its business in a responsible and ethical manner and comply, with the information and reasonable recommendations communicated in writing to it by IDM and with all applicable laws, rules and regulations concerning the labelling, packaging, warehousing and distribution of the Products;

(f)	maintain, for the longer of either two (2) years after the termination of the Agreement or such other period as it is required under applicable rules and regulations, all pharmaco-vigilance data and recall systems and records, as well as such other information as shall reasonably be required to effect a recall of the Product;

(g)	notify IDM within five (5) business days upon it’s becoming aware of any occurrence of disparagement of the Product or infringement of any rights relating to the Product in the Territory;

(h)	comply with all laws and regulations in the Territory and in any agreed additional territory in relation to the use of Internet for the promotion, advertising and provision of information in relation to pharmaceutical products to both private and professional users; in particular, the Distributor shall ensure that any proposed reference to the Product on a website owned, managed or sponsored by the Distributor shall adhere to all reasonable instructions of IDM regarding the content and construction of any such website save that IDM acknowledges that its wishes will be subordinate to the rule set forth by any authorities in the Territory and in any agreed territory. In no event shall the Distributor provide any hypertext or other link to an IDM website or register a domain name incorporating a Trademark without the express written approval of IDM;

(i)	agree to share and make available to IDM all information related to pricing, regulatory affairs, drug safety and marketing strategy.
7.2 PROMOTION, MARKETING AND SALES
The Distributor shall:
(a)	Promote, market, sell and distribute the Product in accordance with the Distributor Marketing Plan as agreed between the Parties and utilise an appropriate number of suitably qualified and experienced sales and marketing people to fulfil its obligations under this article and Article 7.1 (a);

(b)	promote the Product in first detail position with the relevant sales team to paediatric oncologists for a period of at least the first two (2) years from the Effective Date;

(c)	establish and maintain strong links with leading teaching hospitals, academic institutions and key opinion leaders in the Territory in order to enhance the visibility of the Product;

(d)	maintain a permanent stock of the Product equal to at least one (1) month’s sales based on the average monthly forecasted sales from Distributor to customers of the following four (4) months;

(e)	sell Product in the same containers, with the same labels and packaging as received;

(f)	provide to IDM the following written reports:
(i)	on a quarterly basis during the first twelve (12) months following the Marketing Approval: estimated number of patients, names of customers or wholesalers and quantities of volumes shipped to customers or wholesalers (including sales, free or discounted samples if applicable), inventory (including lot numbers), revenues, rolling twelve (12) month demand and sales forecasts for sales, free or discounted samples, if applicable. After the first twelve

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(12) months the frequency and content of this report shall be discussed between the Parties and modified as agreed;

(ii)	on a semi-annual basis: business progress, marketing strategy and tactics, sales planning;

(iii)	on an annual basis: annual business review; future year’s annual business plan, including the year’s annual sales, the pricing and patient and unit volume targets;
(g)	comply with the Standard Operating Procedures;

(h)	promptly report to IDM within forty eight (48) hours from having knowledge of it all Serious Adverse Events and within a reasonable delay all Adverse Events reasonably likely to be associated with the use of the Product and all complaints relating to material defects of the Product. The Parties’ respective pharmaco-vigilance obligations are set out in Schedule B;

(i)	establish and maintain systems and records to enable IDM to recall and recover the Product in a timely, efficient and accurate manner and also in accordance with applicable laws and regulations and permit IDM to periodically check that such records are being maintained properly.
7.3 COMMENCEMENT OF MARKETING
(a)	The Distributor shall commence to promote, market, distribute and sell the Product in the Territory within three (3) months of the Effective Date.

(b)	The Distributor shall be deemed to have commenced to market the Product commercially in the Territory only when it shall have commenced to promote the sale of the Product in the Territory in accordance with the Distributor Marketing Plan and offered it for sale in the Territory. All costs and expenses of promoting, marketing, distributing and selling the Products shall be borne by the Distributor.
7.4 PROMOTIONAL MATERIALS
(a)	IDM shall provide to Distributor examples of all promotional materials used in relation to the Product in other countries in the EU, if any, along with clear written guidelines on the overall international communication strategy developed by IDM in relation to the Product, if any, which Distributor shall use as the basis of its communication strategy in the Territory.

(b)	The Distributor shall send to IDM one (1) copy of each of the promotional and sales materials proposed to be used by the Distributor, including relevant Distributor web site pages, and ensure that IDM is consulted during the development of all those materials. IDM will be integrated into Distributors formal sign off procedure for all such materials providing its comments within five (5) business days after receipt. The Distributor shall comply with all reasonable comments made by IDM. If no comments are received within the said five (5) business days it will be assumed that IDM has no comments on the materials.

(c)	Once promotional materials have completed the formal sign off procedure, the Distributor shall promptly supply to IDM samples (with an English translation) of advertisements, promotional literature, sales aids, training material for salesmen and other materials, including relevant Distributor web site pages, used by the Distributor in connection with the promotion, marketing, distribution and sale of the Product.

(d)	All technical and scientific information and therapeutic claims used or referred to by the Distributor in advertisements, promotional literature, sales aids and training aids with respect

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to the Product shall be consistent with local legal requirements in the Territory and any Marketing and Regulatory Approval.
7.5 PROVISION OF KNOW-HOW
The Distributor shall supply IDM with Distributor Know-How as it becomes available.
7.6 MINIMUM ANNUAL QUOTAS
The Distributor undertakes to achieve the Minimum Annual Quotas in each Business Year. IDM acknowledges that this obligation is dependent on IDM supplying to Distributor the quantities of the Product ordered by Distributor in the times set forth in the orders such Product to be fully compliant with the Product Specifications and GMP and to have been certified by IDM’s Qualified Person to be suitable for release to the market. Furthermore the Minimum Annual Quotas are based on the assumption that the Product will be able to be sold reimbursable and if that transpires not to be the case the Minimum Annual Quotas will not apply. The Minimum Annual Quotas are set forth in Schedule C. In the event that Distributor fails in two (2) consecutive Business Years to achieve the cumulative Minimum Annual Quotas for the Business Years Distributor shall have the right to pay to IDM a sum equal to the then applicable royalty rate multiplied by the cumulative Minimum Annual Quotas for those two (2) Business Years less the royalties actually paid to IDM for those two (2) Business Years. If Distributor does not elect to make such a payment IDM shall have the right to terminate this Agreement based on Article 17.2 (c) (ii). For the sake of clarity termination shall be the sole remedy available to IDM in such circumstances.
8 IDM’S DUTIES
8.1 CONFORMITY OF PRODUCT
8.1.1 Compliance with Product Specifications
The Product sold to the Distributor shall have been manufactured in accordance with GMP and shall comply with the Product Specifications for the shelf life of the Product. IDM shall, prior to delivery of any order of Product, send to Distributor a Certificate of Analysis and a Certificate of Conformance signed by IDM’s Qualified Person confirming the Product is suitable for release to the market. At Distributor’s request IDM shall provide a copy of the batch manufacturing records to Distributor. IDM acknowledges that Distributor will not be performing any further testing and will rely on the certifications by IDM and its Qualified Person. Distributor shall notify IDM when it is prepared to accept delivery of an order of the Product. Distributor shall notify IDM as soon as possible after becoming aware that the Product fails to meet the Product Specifications. If the Product fails to meet the Product Specifications, all batches of the non-conforming Product shall be replaced by IDM at IDM’s expense, unless the non-conformity was caused by the negligence of the Distributor or any other party than IDM after Delivery.
8.1.2 Claims of non-conformity
If IDM does not accept the Distributor’s claim of non-conformity after re-analysis, the Parties shall nominate an independent, reputable laboratory, acceptable to both Parties (or, failing agreement, nominated by the Chairman of the International Association for Pharmaceutical Technology - APV), that shall repeat the methods of analysis set out in the Standard Operating Procedures on representative samples from the same batch provided by both the Distributor and IDM. The resulting determinations shall be binding on the Parties.
8.1.3 Non-conforming Product
Any quantity of the Product finally determined to be not in conformity with the Product Specifications shall, at the option of IDM and at IDM’s expense (except where the non-conformity is due to the negligence of the Distributor or any party other than IDM after Delivery), either be returned to IDM or destroyed in accordance with instructions to be provided by IDM and replaced. Pending final

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determination, and if so requested by the Distributor in writing, IDM shall endeavour promptly to send a new batch of the Product (of similar quantity as to the amount of the Product being analysed pursuant to Article 8.1.2) to the Distributor. If, as the result of a batch not conforming to specification according to Articles 8.1.1 or 8.1.2, the Distributor does not meet its Minimum Annual Quota for that Business Year such Business Year shall not be taken into account as one of the two (2) Business Years referred to in Article 7.6.
8.1.4 Laboratory costs
The costs of the independent laboratory referred to in Article 8.1.2 shall be borne by (i) the Distributor if the Product is determined to conform to the Product Specifications or not conform to such specifications due to the negligence of the Distributor or any party other than IDM after Delivery; or (ii) IDM if the Product is determined not to conform to the Product Specifications.
8.1.5 Disclaimer
Except as set forth in Article 8.1.1, 5.3 (a) and 24 and to the extent permitted by applicable law, IDM disclaims any warranties or representations, express or implied, with regard to the Product including, without limitation, any warranties that the Product is suitable for a particular use or purpose.
8.1.6 Warranty exclusions
The warranty provided in Article 8.1.1 shall not apply to any non-conformity of the Product resulting from alteration, misuse, negligence, mishandling or storage in an improper environment by the Distributor or any party other than IDM after Delivery by IDM.
8.1.7 Additional specifications
In the event that the Authorities require additional specifications for the Product and IDM considers that those additional specifications concerning the Product would require IDM or its Affiliates to make investments or modifications in the manufacturing of the Product which would in IDM’s reasonable view, make the continued manufacture and supply of the Product no longer commercially viable it shall notify Distributor of such and provide Distributor with all relevant information about the additional specifications required and the investment entailed. The Parties shall, as soon as practical thereafter but in any event no later than twenty (21) days from the date of notification by IDM, meet to discuss potential solutions. Should IDM, following that meeting, still hold the reasonable view that the continued manufacture and supply of the Product is no longer commercially viable IDM shall give Distributor the option of:
Option 1 — sharing the costs of meeting the additional specifications with IDM and agreeing appropriate amendments to the commercial terms of this Agreement with respect to, inter alia, the royalty rate payable by Distributor to reflect the change in manufacturing circumstances and the investment made by Distributor in meeting the additional specifications for the Product. If the Parties can not agree appropriate commercial amendments the Chief Executive Officers of each Party shall attempt for a period of not more than sixty (60) days to reach an agreement. If the Chief Executive Officers can not reach an agreement in the said sixty (60) days, the outcome shall finally be settled by an independent analysis from a mutually agreed independent third party whose decision shall be binding upon the Parties and the cost of such independent analysis shall be paid entirely by the Party that the independent third party rules against.
Option 2 — bearing entirely the cost of meeting the additional specifications and agreeing appropriate amendments to the commercial terms of this Agreement with respect to, inter alia, the royalty rate payable by Distributor to reflect the change in manufacturing circumstances and the investment made by Distributor in meeting the additional specifications for the Product. If the Parties can not agree appropriate commercial amendments the Chief Executive Officers of each Party shall attempt for a period of not more than sixty (60) days to reach an agreement. If the Chief Executive Officers can not reach an agreement in the said sixty (60) days, the outcome shall finally be settled by an independent analysis from a mutually agreed independent third party whose decision shall be binding upon the Parties and the cost of such independent analysis shall be paid entirely by the Party that the

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independent third party rules against.
Should both IDM and CL agree that meeting the additional specifications is not commercially viable then the Agreement shall be terminated by mutual consent.
8.2 LICENSES TO PERFORM
IDM shall obtain and maintain in its name or in the name of its Affiliates all licenses, approvals and permits (other than the Regulatory Approvals which must be obtained by the Distributor) necessary for IDM to perform fully its duties under the Agreement.
8.3 MARKETING ASSISTANCE, PROVISION OF KNOW-HOW
IDM shall use its reasonable commercial efforts to provide all necessary data to reasonably assist the Distributor in its marketing effort, including supplying the Distributor with relevant IDM Know-How as it becomes available.
9 COOPERATION BETWEEN PARTIES
9.1 MARKETING PLANNING
The Parties will meet at least once a year to review (i) the current Business Year and (ii) to formulate the Distributor’s Marketing Plan for the following Business Year.
9.2 INTELLECTUAL PROPERTY RIGHTS
All current and future intellectual property rights covering the Product shall remain to IDM.
As of the Date of Signature, IDM shall control and undertake the prosecution, maintenance and enforcement of all the Product-related claiming patents and Trademark valid in the Territory and shall be responsible for all costs and expenses in connection with the prosecution and maintenance of all the Product-related claiming patents valid in the Territory. Should it be requested by any patent office, CL will provide where they exist necessary signature, information or documents upon request of IDM.
9.3 IDM’s PATENT OBLIGATIONS
(a)	IDM shall at its cost, file any Patents as soon as it has gathered together the relevant information necessary and all pre-requisites to do so.

(b)	IDM, shall at its cost, use all reasonable endeavours to prosecute any Patents to grant in the Territory and to obtain as broad a protection as is possible without jeopardising the validity of the Patent. For procedures initiated in order to get a protection in the Territory, IDM shall keep CL fully informed of the progress of the Patent examination and issuance process, providing CL with one (1) annual written report and one (1) copy of every important correspondence as it occurs.

(c)	Once any Patents have proceeded to grant in the Territory, IDM shall, at its cost, pay all renewal fees and otherwise do all things necessary to maintain the validity of the Patents.

(d)	IDM shall be responsible, at its cost, for the defence and enforcement of the Patents in the Territory. CL shall, at IDM’s cost, provide all reasonable assistance to IDM in any action for the defence or enforcement of the Patents.

(e)	CL shall promptly inform IDM in writing upon its becoming aware of any possible third party infringement of the Patents. IDM shall thereafter promptly bring suit against the infringer. IDM shall keep CL fully informed of the progress of any action it takes against the infringing party.

Subject to the Orphan Drug designation being broken or it having expired should either (a) IDMs action against any infringer or any party challenging the validity of the Patents be unsuccessful or (b) the terms of any final settlement reached between IDM and any infringing party or any

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party challenging the validity of the Patents be such that, as a consequence the infringing party or the party challenging the validity of the Patent is able to continue with its activities, and that results in substantial competition for CL to the Product in the Territory (i.e. a similar product to the Product manufactured using similar methods is able to be marketed in the Indication and/or a New Indication and sold in the Territory) then the Parties will meet and agree appropriate commercial amendments to the Agreement to reflect the change in the market. If the Parties can not agree appropriate commercial amendments, the Chief Executive Officers of each Party shall attempt for a period of not more than sixty (60) days to reach an agreement. If the Chief Executive Officers can not reach an agreement in the said sixty (60) days, the outcome shall finally be settled by an independent analysis from a mutually agreed independent third party whose decision shall be binding upon the Parties and cost of such independent analysis shall be paid entirely by the party that the independent third party rules against.
9.4 IDM’s ORPHAN DRUG DESIGNATION OBLIGATIONS
(a)	IDM shall pay all fees and perform all acts necessary to maintain for its full term the Orphan Drug designation for the Product.

(b)	IDM shall defend at its cost any attempt by the Committee for Orphan Medicinal Products to remove the Orphan Drug designation for the Product, save as where IDM has been advised in an independent review by a Queen’s Counsel that the said defence is unlikely to be successful.

(c)	IDM shall defend at its cost any attempt by a competitor to break the Orphan Drug Designation for the Product, save as where IDM has been advised in an independent review by a Queen’s Counsel that the said defence is unlikely to be successful.

(d)	In the event that following its review, the Committee for Orphan Medicinal Products removes the Orphan Drug designation from the Product or a competitor successfully breaks the Orphan Drug designation then the Parties agree to meet and discuss in good faith the commercial impact on the Product and if necessary amend the commercial terms of the Agreement to reflect the change in market conditions. If the Parties can not agree appropriate commercial amendments, the Chief Executive Officers of each Party shall attempt for a period of not more than sixty (60) days to reach an agreement. If the Chief Executive Officers can not reach an agreement in the said sixty (60) days, the outcome shall finally be settled by an independent analysis from a mutually agreed independent third party whose decision shall be binding upon the Parties and cost of such independent analysis shall be paid entirely by the party that the independent third party rules against.
10 FORECASTS AND ORDERS
10.1 FORECASTS
(a)	IDM shall sell to the Distributor and the Distributor shall purchase the Products from IDM under the conditions set forth herein and the applicable Standard Operating Procedures. IDM will be responsible for the GMP manufacturing of the Product and all related expenses.

(b)	The Distributor shall order the Products from IDM in such quantities as are necessary to meet the demand for the Products in the Territory and maintain the permanent inventory stated in Article 7.2 (d). The Distributor’s orders shall be based on sales and purchase forecasts developed by the Distributor in good faith and in consultation with IDM and using the best available information, and communicated at the end of every quarter in writing to IDM.

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(c)	The sales and purchase forecasts shall cover a minimum period of twelve (12) months and shall be updated every quarter on a rolling twelve (12) month basis. The first three (3) months of each purchase forecast shall be considered as firm purchase orders. The first sales and purchase forecast shall be provided twelve (12) months prior to the anticipated grant of the Marketing Approval and the first quarter that shall become binding will be the first full quarter after the Marketing Approval has been granted.

(d)	Firm purchase orders shall not deviate by more than twenty five percent (25%) from the relevant quarterly forecasts detailed in Article 10.1 (c) for the Product for Delivery during the relevant period. If any increase is superior to twenty five percent (25%) from said quarterly forecasts, the Parties shall negotiate the best possible way to fulfil the Distributor needs. However, in no case shall IDM be forced to deliver the part exceeding twenty five percent (25%).
10.2 ORDERS
The Distributor shall provide IDM with its actual written purchase orders at least ninety (90) days before the requested date of Delivery of the Product.
11 PRICE OF PRODUCT
11.1 CONDITION PRECEDENT
11.1.1 Public Price
As a condition precedent to IDM’s obligation to deliver any Product under this Agreement, the Authorities shall have granted, accepted or authorised a Public Price for each presentation of the Product as set forth in Schedule A.
CL shall undertake commercially reasonable efforts to obtain the highest Public Price on the Product from the Authorities in the Territory
11.1.2 No material adverse change
At the date of the grant, acceptance or authorisation of the Public Price in accordance with Article 11.1.1 above and since the Date of Signature (i) no change in the assets, liabilities, financial condition, operations, business or prospects of IDM or Distributor shall have occurred, which could have a material adverse effect on its ability to meet its obligations under this Agreement; and (ii) no regulatory or legal restrictions or requirements shall have been imposed which are inconsistent in any material respect with the transactions contemplated by this Agreement. If any of (i) or (ii) happened, the Parties shall negotiate to evaluate the best possible option to perform the Agreement. Should they not agree within two (2) months from the date of the grant, acceptance or authorisation of the Public Price that Article 22.2 shall apply.
11.2 TRANSFER PRICE OF PRODUCT
The Transfer Price due to IDM by the Distributor for the Product is [...***...].
In order to compensate the Distributor for credits, IDM shall on a forecast quarterly basis, supply free of charge Product to the Distributor equal to the amount of Product, which the Distributor can demonstrate through documentary evidence to require crediting in the preceding forecast quarter, provided that IDM’s obligation to supply free of charge Product for this purpose shall never exceed [...***...] of Net Sales for the relevant forecast quarter.
IDM will deliver Product to CL along with an invoice. Payment of all invoices related to the forecast quarter shall be due sixty (60) days after the end of the forecast quarter during which the Delivery occurred.

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11.3 ROYALTIES
Distributor shall pay to IDM:
(a)	a royalty of [...***...] of Net Sales up to the achievement of [...***...] of cumulative Net Sales in the Territory and thereafter;

(b)	a royalty of [...***...] of Net Sales for the remainder of the term of the Agreement.
11.4 ROYALTY PAYMENT AND RECONCILIATION
Within three (3) business days preceding the end of each forecast quarter, the Distributor will provide IDM with a reasoned estimate of its Net Sales for said forecast quarter. For that period, IDM shall send the Distributor a royalty invoice based on this estimated Net Sales figure for the applicable percentage of Net Sales as set forth above minus the amount invoiced separately according to Article 11.2 above. The Net Sales figure calculated from the applicable percentage of Net Sales as set forth in Article 11.3 above and used for reconciliation purposes shall not be less than the Transfer Price. Payment of said invoice shall be due sixty (60) days after the invoice date. Reconciliation for the last three (3) business days shall occur on the next forecast quarter.
11.5 CURRENCY AND EXCHANGE RATES
All IDM invoices will be issued in Euro. Where relevant and for the relevant quarter for which invoice is due, Net Sales shall be converted from local currency to euros at the average rate published by the European Central Bank covering the said relevant quarter.
11.6 PRICE REVISION
11.6.1 Following Cost of Goods changes
IDM may review the Transfer Price to take account of any increased cost of production and raw material costs provided that such review shall not occur more than once during any period of twelve (12) months during the term of this Agreement, provided the percentage increase in price does not exceed the percentage increase published by the US Bureau of Labor Statistics (producer price indexes — finished goods except foods and energy - http://www.bls.qov/news.release/ppi.nr0.htm) for the preceding twelve (12) months and the increase is shared in proportion to the royalty payment detailed in Article 11.3 between the Parties. IDM shall provide written evidence to CL of such increases in the costs of production and raw materials. In the event that IDM proposes a percentage increase in the price that exceeds the percentage increase published by the US Bureau of Labor Statistics (producer price indexes - finished goods except foods and energy — http://www.bls.qov/news.release/ppi.nr0.htm) for the preceding twelve (12) months due to an exceptional increase in cost of production and raw material costs, the Parties shall meet to discuss that exceptional increase, the reasons for it and ways in which that increase might be offset including, but not limited to, for example, alternative sources of supply of any raw material in question. If, after going through that process, the Parties find that the increased costs cannot be fully offset, they shall agree an increase in the price that shares in proportion to the royalty payment detailed in Article 11.3 between the Parties the burden of that exceptional increase in cost. In any event, a change in the Transfer Price may not be applied within the first twenty four (24) months of the Effective date.
11.6.2 Following commercial amendments
For the sake of clarity the Transfer Price can be renegotiated subject to the conditions in Articles 3.4.1, 9.3, 9.4 and 16.2
12 DELIVERY OF PRODUCT
(a)	Save as set out in Article 12 (b) IDM will ship the Product to CL at its own expense.

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Shipments of Product which are for less than twenty four (24) Products, shall be at Distributor’s costs. As an exception to the definition inserted in Article 1, Delivery for the purpose of this Article 12 (b) shall mean delivery of Product EXW (2000 ICC Incoterms).
(b)	Shipment of the Product to the Distributor’s warehouse from IDM Site shall be made by any means of transportation determined by IDM.

(c)	The Parties agree that risk and title to the Product shall remain with IDM until Delivery to the Distributor whereupon risk and title shall pass to Distributor.
13 RECORDS
13.1 RECORDS
The Distributor shall keep complete and accurate records in connection with the payments provided for under this Agreement. IDM shall have the right to nominate an independent firm of certified public accountants who shall have access to the books and records of the Distributor during reasonable business hours and on reasonable notice and not more than once in each Business Year for the purpose of verifying any amounts payable under this Agreement. Such audit to be restricted to the two (2) prior Business Year provided that no single Business Year is audited more than once. The fees and expenses of the accountants performing such verification shall be borne by IDM unless such accountants discover a material (i.e. greater than five percent (5%)) discrepancy in the payments made to IDM by the Distributor, in which event the Distributor shall immediately make good the discrepancy and the fees and expenses of the accountants shall be borne by the Distributor.
13.2 LATE PAYMENTS
In case of late payment, the Distributor shall pay an interest (on a daily basis) on overdue payment at a rate equal to twelve (12) months EURIBOR plus three (3) percent from the date payment becomes due until receipt of the payment in full by IDM or, if lower, at the highest rate permitted by mandatory provisions of local law in the Territory.
13.3 GUARANTEE
In case of late payment or identified risk of late payment IDM may, at its discretion. require from the Distributor financial guarantees which it considers as appropriate.
14 STORAGE — INVENTORY — RETURNS
14.1 STORAGE
The Distributor shall store the Product in accordance with the Standard Operating Procedures shown in Schedule B.
14.2 RETURN OF PRODUCT
Return of Product to IDM is authorised only for defective Product or for Product recall. The Distributor shall return Product in accordance with the Standard Operating Procedures shown in Schedule B.
15 QUALITY
15.1 QUALITY CONTROL
Each Party shall respect the Standard Operating Procedures and allow representatives from the other Party to enter any of its premises or third party premises associated with the Product manufacture, storage, release and handling on reasonable notice and no more than once a year during business hours to inspect Product or the manufacture, storage and handling of Product or Product-related promotional literature in its possession.

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15.2 SUSPENSION OF DISTRIBUTION
If requested by IDM as a result of a problem with the quality of the Product or by the EMEA or the Authorities, the Distributor shall immediately suspend sales and distribution of the Product. If IDM so requests CL to cease distribution the Minimum Annual Quota shall not apply for that Business Year.
15.3 PRODUCT RECALL
IDM shall promptly notify the Distributor of any recalls initiated by IDM or required or advised by the EMEA or the Authorities in respect of the Product. Upon receipt of notice of such recall from IDM, the Distributor shall immediately notify its affected customers and clients, in accordance with Schedule B. Except for what is stated in Article 19.1 below, IDM shall be responsible for the mailing, shipping and reasonable administrative expenses incurred by the Distributor in connection with such recall as well as the cost of replacement of Products for the Distributor and its customers.
16 TRADEMARKS
16.1 USE OF TRADEMARKS
(a)	The Distributor acknowledges and agrees that the Trademarks are the sole and exclusive property of IDM and/or its Affiliates. The Distributor recognizes the validity of the title of IDM in and to the Trademarks used in any country in connection with the Products, whether registered or not. The Distributor further acknowledges the distinctiveness (whether inherent or acquired), validity, originality, and value of the Trademarks and the goodwill attached to the business in goods and services on and in relation to which the Trademarks are used, and the Distributor shall not raise or cause to be raised any question concerning, or objections to, the distinctiveness, validity, originality, or value of, or goodwill in, the Trademarks, the right of IDM to register same in any country, any registrations thereof, or the right or title of IDM, thereto, on any grounds whatsoever.

(b)	The Distributor shall not do or authorise any act or thing which will in any way impair the rights of IDM and/or its Affiliates in and to the Trademarks nor represent that it has any right or title to the ownership of the Trademarks or their registration. The Distributor shall not use any other trademarks than the Trademarks in connection with its distribution of the Product and shall not register any of the Trademarks for its own account or use a mark, name or logo that is confusingly similar to the Trademarks to identify any other product manufactured, distributed or sold by the Distributor in or outside the Territory.

(c)	The license to use the Trademarks in the Territory, granted in Article 2.1 (b), is made provided that such use shall be:
(i)	limited to the term of this Agreement;

(ii)	limited to use on the labels and packaging for the Products and/or other printed material related to the sale and promotion of the Products, as approved in advance by IDM;

( iii)	solely in connection with the registration, promotion, marketing, sale and distribution of the Product in the Territory; and

(iv)	subject to the following conditions destined to protect the goodwill associated with the Trademarks and to prevent the deception of the public :

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May 10, 2005	24 / 36
(α)	such use shall be in accordance with the shape, form and colour of the Trademarks as communicated or authorized by IDM in writing;

(β)	such use shall clearly indicate that the Trademarks are owned by IDM, e.g., by using the appropriate TM / ® symbol and by stating that the Trademarks are owned by IDM;

(X)	should there be a discrepancy from the standards, specifications or instructions provided by IDM the Distributor shall arrange to satisfaction of IDM for correction of each and every discrepancy;

(δ)	the Distributor shall not otherwise at any time use the Trademarks or the IDM name and/or logo or any trademark or trade name owned by IDM and/or its Affiliates, except in accordance with the written instructions of IDM.
(d)	All rights arising from the use of the Trademarks in the Territory shall inure solely to the benefit of IDM and/or its Affiliates, it being understood that nothing contained herein shall give the Distributor any right or interest in the Trademarks. IDM will pay for filing and maintenance of the Trademarks in the Territory.

(e)	Upon expiration or termination for any reason of the license granted, the Distributor acknowledges and agrees that:
(i)	neither the Distributor nor any of its successors or assignees will take any action which implies that it is or was an Affiliate, subsidiary, division or the like of IDM;

(ii)	it shall immediately discontinue and forever desist from any and all use of the Trademarks, subject to Article 17.4 below;

(iii)	it shall deliver to IDM or destroy, at IDM’s cost, all printed matter bearing the Trademarks, remove all signs bearing the Trademarks and take whatever action is necessary to effect discontinuance of use of the Trademarks;

(iv)	it shall not seek to register the Trademarks in any country; and

(v)	it shall not make any use, or seek any type of registration of any trade name, business or corporate name or any trademark or service mark which in whole or in part either substantially resembles or is confusingly similar to the Trademarks.
16.2 PRODUCT MARK INFRINGEMENT
(a)	The Distributor shall notify IDM immediately upon it’s becoming aware of any actual or threatened infringement of the Product Marks within the Territory or any claims or actions coming to the Distributor’s attention arising out of the use of the Product Marks associated with the Products.

(b)	The Distributor shall provide reasonable assistance to IDM and/or its Affiliates in any action to protect the Product Marks.

(c)	Any cost incurred by the Distributor at the request of IDM in connection with any legal action relating to the enforcement or defence of the Product Marks shall be borne by IDM.

(d)	In the event that a third party infringes the Product Marks in the Territory, IDM shall have the right, but not the obligation, to bring legal action to restrain such infringement and to recover damages. If IDM elects not to bring any such legal action IDM may authorise the Distributor to do so in its own name and at its own expense but solely for its own benefit. IDM’s failure to take legal action hereunder shall not constitute a waiver or amendment of any other right of IDM hereunder.

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(e)	If, following a decision by IDM to undertake legal action, (i) IDMs action against any infringer or any party challenging the validity of the Product Marks is unsuccessful and allows the infringing party or the party challenging the validity of the Product Marks to use a colourably similar mark in the Territory or (ii) the terms of any final settlement reached between IDM and any infringing party or any party challenging the validity of the Trademark allows the infringing party or the party challenging the validity of the Product Marks to use a colourably similar mark in the Territory or, if, following a decision by IDM not to undertake legal action in response to a written opinion from a Queen’s Counsel confirming that such action is unlikely to succeed and which allows the infringing party or the party challenging the validity of the Product Marks to use a colourably similar mark in the Territory, then the Parties will meet and agree appropriate commercial amendments to the Agreement to reflect the change in the market. If the Parties can not agree appropriate commercial amendments, the Chief Executive Officers of each Party shall attempt for a period of not more than sixty (60) days to reach an agreement. If the Chief Executive Officers can not reach an agreement in the said sixty (60) days, the outcome shall finally be settled by an independent analysis from a mutually agreed independent third party whose decision shall be binding upon the Parties and cost of such independent analysis shall be paid entirely by the Party that the independent third party rules against.

(e)	In the event that either (i) IDM does not seek an opinion from a Queens Counsel and opts not to defend against any infringer or any party challenging the validity of the Product Marks or (ii) opts not to defend against any infringer or any party challenging the validity of the Product Marks following a recommendation from a Queens Counsel that a defence would be worthwhile and as a consequence allows the infringing party or the party challenging the validity of the Product Marks to use a colourably similar mark in the Territory then the royalty rate payable by CL herein under shall be immediately lowered to [...***...].
16.3	MAINTENANCE OF THE TRADEMARKS
IDM shall seek and maintain, or shall cause its Affiliates to seek and maintain, the registration of the Trademarks in the Territory throughout the term of this Agreement, subject to the limitation of Article 16.4 below.
16.4	INACTIVE OR ABANDONED TRADEMARKS
IDM and/or its Affiliates shall have no obligation to defend and maintain any Trademark that IDM considers, in its sole discretion, inactive and/or abandoned.
17	TERM AND TERMINATION OF THE AGREEMENT

17.1	TERM OF THE AGREEMENT
This Agreement shall take effect on the Date of Signature and shall, unless terminated in accordance with Article 17.2, remain in force for the Initial Term.
At least six (6) months prior to the end of the Initial Term, the Parties will meet to discuss, in good faith, the possibility and the terms and conditions of renewing the Agreement.
17.2	TERMINATION
(a)	IDM may terminate this agreement by sixty (60) day prior written notice (which includes the timelines detailed in (i) and (ii) below), if CL, having received written notice setting forth any details of any alleged breach of the following Articles of this Agreement, fails to remedy such default within the time frames set forth below;

IDM Initial	CL Initial

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

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(i)	late payment for the Product not remedied within twenty (20) business days from receipt of notification;

(ii)	breach of Articles 3.1 (a), 7.1 (h), 7.2 (h) or 7.4 (b) that are not remedied within twenty (20) business days from receipt of notification;

(iii)	the Distributor fails to commence to actively promote, market, distribute and sell the Product in the Territory within three (3) months of the start of the Effective Date.
(b)	The Agreement may be terminated by the Distributor by one (1) month’s written notice in the event that Marketing Approval have not been granted within 30 (thirty) months from the Date of Signature.

(c)	Subject to Article 22.2 the Agreement may be terminated by either Party, immediately by written notice in the event:
(i)	that the other Party filing in any court or agency pursuant to any statute or regulation, a petition in bankruptcy or insolvency or for reorganization of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed with sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors;
(ii)	of failure by the other Party to remedy its default (other than the defaults listed in Article 17.2 (a)) within (60) days after receipt of a written request to remedy the default from the terminating Party.
17.3	CHANGE OF CONTROL / ASSIGNMENT
The Agreement may be terminated immediately in writing in the event of a change of control of the Distributor, i.e. acquisition, directly or indirectly, by any third party, of any beneficial interest, voting rights or power to direct or cause the direction of the management and/or policies of the Distributor, whether through the ownership of voting securities, by contract or otherwise, where such party manufactures or sells a Competitive Product and said Competitive Product remains in the portfolio of the combined entity following portfolio review. If six (6) months after the Distributor informed IDM of the change of control a decision has not been made regarding whether the Competitive Product should remain in the combined portfolio the Chief Executive Officers of each Party shall attempt for a period of not more than sixty (60) days to reach an agreement on the situation. If the Chief Executive Officers can not agree appropriate commercial amendments in the said sixty (60) days, IDM shall be entitled to terminate this Agreement according to Article 17.2 (c) (ii).
IDM acknowledges that this Agreement is being entered into by the Irish branch of CL. In the near future it is intended to incorporate the Irish branch as a separate legal entity under common ownership with CL. IDM agrees to the assignment of the rights, obligations, benefits, and burdens of this agreement from CL to the Irish affiliated company under common ownership with CL at the time that Irish branch is incorporated as a separate legal entity.
Save as set forth above neither this Agreement nor any interest hereunder shall be assignable by either Party without the written consent of the other; provided, however, that each Party may assign this Agreement without obtaining the other Party’s consent to any of its Affiliates or to any other person with which such Party may merge, consolidate or transfer all or substantially all of such Party’s assets related to the Product. All rights and obligations under this Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective Parties. Any assignment in violation of the foregoing shall be null and void.
17.4	CONSEQUENCES OF TERMINATION

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(Upon expiration or termination of this Agreement for any reason, the Distributor shall:
(a)	work together with IDM, and, if applicable, another distributor chosen by IDM from the moment that the notice of termination has been given, on transferring and/or assigning, without delay and free of charge, to IDM or its designee any and all other licenses, approvals, permits and other rights the Distributor may have acquired under this agreement which may be in the name of the Distributor relating to the Product in the Territory (i.e. the Acquired Rights ). To the extent assignment or transfer of the Acquired Rights is not permitted under local law in the Territory, the Distributor shall co-operate, upon IDM’s option, in their cancellation or abandonment or in their reissuance to IDM or its qualified designee. The Distributor shall also deliver to IDM or its nominee and cease to use IDM Know-How;
(b)	the Distributor shall immediately cease to use and make no further use in the Territory of the Trademarks and/or any name or marks confusingly similar to the Trademarks subject to what is set forth below;
(c)	pay immediately to IDM all sums owed to IDM;
(d)	deliver to IDM an accurate and complete customer list;
(e)	not prevent IDM, or another distributor chosen by IDM, from promoting and selling Product to customers, nor be entitled to any compensation in respect of such sales;
(f)	be allowed to sell through any remaining stock of the Product or, at IDM’s option, destroy or transfer to IDM, the Distributor’s inventory of Products against a refund at the Transfer Price by IDM provided that such Products has been stored in accordance with IDM’s transport and storage procedure. The ancillary costs will not be refunded by IDM to Distributor in case of termination by IDM pursuant to Articles 17.2 (a), 17.2 (b) or 17.2 (c);
and, at IDM’s written option:
(g)	be allowed, should it so desire, to continue to temporarily promote (or co-promote) the Product to customers (or part of them) until requested to stop by IDM with one (1) months written notice. For the avoidance of doubt should IDM desire Distributor to continue promotion and Distributor wish to act in that capacity beyond termination or expiration then the terms of this agreement shall continue to apply until the end of the notice period contained in this Article.
18	CONSEQUENTIAL LOSS — INSURANCE

18.1	CONSEQUENTIAL LOSS
Neither Party shall be liable to the other under this Agreement, in tort or otherwise for special, indirect, punitive, consequential or incidental damages. For the sake of clarity nothing herein shall limit the liability of either Party to third parties in respect of claims for death or personal injury arising from that party’s negligence.
18.2	INSURANCE
Each Party shall:
(a)	obtain and maintain in the Territory, during the term of the Agreement, commercial general liability insurance, including product liability insurance that covers their respective obligations under this Agreement with coverage limits of not less than the local currency equivalent of one million euros (1,000,000 €) per occurrence. Each insurance policy shall require the insurance carrier to provide the other Party with no less than thirty (30) days written notice of any change in the terms of the coverage of the policy or of its cancellation;

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(b)	not cancel or reduce the level of coverage of such liability insurance without the other’s written approval;
(c)	provide to the other on first demand with a certificate of insurance verifying that such insurance is in force.
19	INDEMNIFICATION
19.1	INDEMNIFICATION BY THE DISTRIBUTOR
Subject to the provisions of Articles 19.2 and 19.3, the Distributor shall defend, indemnify and hold harmless IDM and its Affiliates and their respective directors, officers, agents and employees (i.e. IDM’s Representatives) from and against any and all losses, liabilities, claims, damages, penalties, fines, costs and expenses reasonably and properly incurred (including reasonable legal fees and other litigation costs, regardless of outcome) and arising out of any third party claims or any voluntary or mandatory recall of the Product to the extent caused by:
(a)	the storage, shipment, use, handling, promotion, marketing, distribution and sale of the Product by the Distributor, its Affiliates and their respective directors, officers, agents and employees (i.e. Distributor’s Representatives), or any other non-IDM party after Delivery;
(b)	any claim or failure by the Distributor or Distributor’s Representatives to comply with governmental requirements relating to the Product including, but not limited to, the Distributor’s or Distributor’s Representatives’ failure to report adverse events;
(c)	the Distributor’s or Distributor’s Representatives’ errors, wilful misconducts, grossly negligent acts or omissions in connection with the Product or;
(d)	the Distributor’s or Distributor’s Representatives’ violation of the Distributor’s obligations under this Agreement.
This provision shall survive the expiration or termination of this Agreement.
19.2	INDEMNIFICATION BY IDM
Subject to the provisions of Articles 18.2 (a), 19.1 and 19.3, IDM shall defend, indemnify and hold harmless the Distributor and its Affiliates and their respective directors, officers, agents and employees (i.e. Distributor’s Representatives) from and against any and all losses, liabilities, claims, damages, penalties, fines, costs and expenses reasonable and properly incurred (including reasonable legal fees and other litigation costs regardless of outcome) arising as a result of any third party claims or mandatory or voluntary recall of the Product to the extent caused by:
(a)	failure of the Product to conform to the Product Specifications during its shelf life or a failure to comply with GMP in the manufacture, storage and transport of the Product or any other failure pertaining to the manufacture of the Product before Delivery;

(b)	any latent or inherent defect in the Product;

(c)	any wilful act or gross negligence of IDM or IDM’s Representatives in relation to the Product; or;

(d)	breach by IDM or IDM’s Representatives of IDM’s obligations under this Agreement, provided, however, that IDM shall have no obligation to indemnify or hold the Distributor harmless when or if the Distributor, Distributor’s Representatives, customers or transferees of the Product have been negligent whether in storing or handling the Product or otherwise;

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(e)	any claim of failure by IDM or IDM’s Representatives to comply with governmental requirements relating to the Product including, but not limited to, IDM’s or IDM’s Representatives’ failure to report adverse events;

(f)	IDM’s or IDM’s Representatives violation of IDM’s obligations under this Agreement;

(g)	sale of the Product in the Territory infringes the intellectual property rights of that third party. This provision shall survive the expiration or termination of this Agreement.
19.3	INDEMNITY PROCEDURE
Any Party seeking to be indemnified hereunder (i.e. the Indemnified Party) shall notify the other Party (i.e. the Indemnifying Party) in writing promptly, but no later than fifteen (15) days after becoming aware of any actual or potential claim in respect of which indemnification may be sought.
19.4	DEFENCE OF CLAIM
Upon receipt of notice the Indemnifying Party shall have the right, but not the obligation, to defend against, control the defence of, and settle any such claim. If the Indemnifying Party elects to assume the defence of any claim, the Indemnifying Party shall no longer be liable for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defence. The Indemnified Party shall co-operate with the Indemnifying Party in the defence of any claim and shall be entitled to participate in the defence of such action provided, however, the decisions of counsel for the Indemnifying Party shall be controlling and the Indemnified Party shall be responsible for the expenses of its own counsel, if any. There shall be no settlements, whether agreed to in court or out of court, without the prior written consent of the Indemnifying Party.
20	ACTIONS OF COMPETITORS, LITIGATION
(a)	The Distributor undertakes to monitor the actions in the Territory of any direct competitor of IDM and/or the Product and shall promptly inform IDM if it believes that such competitor is unfairly disparaging the Product or infringing any national or supranational laws or regulations relating to the sale or distribution of pharmaceutical products or the promotion, advertising or sale of such products.
(b)	The Parties shall discuss and agree upon a course of action to deal with a competitor’s illegal or unfair action which may include, if agreed by both Parties, bringing any legal proceedings or other appropriate actions before any competent court Authority or professional body in the Territory subject to the Parties obtaining a written opinion from a Queen’s Counsel confirming that such action is likely to succeed.
21	CONFIDENTIALITY

21.1	CONFIDENTIAL INFORMATION
The recipient of any Confidential Information shall receive and keep all Confidential Information in complete confidence and hereby covenants not to use any Confidential Information except for the purposes of this Agreement or disclose or make such Confidential Information available to third parties except:
(a)	to its employees and responsible sub-contractors or agents who require it for the purposes of this Agreement and who are bound to the recipient by like obligations of confidentiality;
(b)	for the purpose of obtaining and maintaining any necessary Regulatory Approvals;

(c)	to the extent that the disclosing Party may agree in writing;

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(d)	to the extent that such can be demonstrated by written records to be known to the recipient from a source other than discloser or its Affiliates at the time of receipt from discloser or its Affiliates hereunder;
(e)	to the extent that such is a matter of public knowledge at the time of disclosure hereunder or becomes a matter of public knowledge other than by breach of this Agreement by the recipient, its employees or anyone that received Confidential Information from the recipient.
21.2	PRIOR CONFIDENTIALITY AGREEMENT
Confidential Information disclosed by IDM to the Distributor prior to the Date of Signature under the Confidentiality Agreement shall be governed by such Confidentiality Agreement until its expiration and thereafter shall be treated as Confidential Information under Article 21.1 notwithstanding the expiration of the prior Confidentiality Agreement. All Confidential Information disclosed by IDM to the Distributor after the Date of Signature shall be governed by this Article 21.
22	GOVERNING LAW — DISPUTES

22.1	GOVERNING LAW
This Agreement shall be governed by, and construed in accordance with the laws of the defendant, without regard to any provisions relating to the conflict of jurisdictional legal requirements.
22.2	DISPUTES

22.2.1	Mediation
Prior to engaging in any formal dispute resolution with respect to any dispute, controversy or claim arising out of or in relation to the License Agreement or the breach, termination or invalidity thereof (each, a “Dispute”), the Chief Executive Officers of the respective Parties or their authorized designees shall attempt for a period not less than sixty (60) days to resolve such Dispute. Any Dispute that cannot be settled amicably by agreement of the Parties pursuant to the preceding sentence, shall be finally settled by binding arbitration.
22.2.2	Arbitration
Arbitration shall be held in English in accordance with the rules of CEPANI (Centre Belge pour l’Etude et la Pratique de l’Arbitrage National et International) by a panel of three arbitrators appointed in accordance with such rules. The place of arbitration shall be Brussels. Language of arbitration shall be English.
The arbitrators shall be appointed by agreement between the Parties or failing agreement within a period of twenty one (21) business days shall be appointed at the request of any Party by the Secretary-General for the time being of CEPANI. So far as possible, the decision of the arbitrators shall be given within twenty one (21) business days from the decision to report to arbitration of their appointment and shall be final and binding on the Parties who renounce any right of appeal against such arbitration award.
23	FORCE MAJEURE
Any violation of this Agreement resulting from an event of force majeure, such as riot, boycott, strike, flood, act of God, act of war or terrorism, regulations or laws of any government shall not be considered a breach of this Agreement, provided that the Party affected thereby uses its best efforts to remedy the situation. In the event any violation of this Agreement, as a result of an event of force majeure, continues for more than three (3) months, the Party not affected thereby shall have the right to terminate this Agreement with immediate effect by written notice sent to the other Party.

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24	REPRESENTATIONS AND WARRANTIES
24.1	REPRESENTATIONS AND WARRANTIES OF IDM
IDM represents and warrants that as of the date hereof:
24.1.1	Organization and authority
IDM is duly organized, validly existing and in good standing under the laws of France and have all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by iDM, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by IDM, and (assuming due authorization, execution and delivery by the other person signatory hereto) this Agreement constitutes a legal, valid and binding obligation of IDM enforceable against it in accordance with its terms.
24.1.2	No conflict
The execution, delivery and performance of this Agreement by IDM does not and will not (i) violate, conflict with or result in the breach of any provision of its Certificate of Incorporation or By-laws, (ii) conflict with or violate any law, governmental regulation or governmental order applicable to IDM or any of its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which IDM is bound; except to the extent that any conflict under (ii) or (iii) above would not prevent or materially delay the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, IDM’s rights under the terms of the agreement signed between Ciba-Geigy and TherAtid, Inc. (TherAtid, Inc merged with Jenner Technologies Corporation in 1996, which became Jenner Biotherapies Inc., holder of the Product rights. Those rights were acquired by IDM in 2003) and effective since April 4, 1996 remain valid, IDM to the best of its knowledge as of the Date of Signature is not in breach of any of the terms of that agreement, IDM’s rights under that agreement remain exclusive and any consents under that agreement necessary to effect the grant of rights to the Distributor have been obtained.
24.1.3	Ownership
To the knowledge of IDM, IDM is either (i) the owner of the entire right, title and interest in and to the Product and Trademarks in the Territory or (ii) has been granted a license thereof and has the right to grant to CL the rights granted herein. There are no further rights or intellectual property rights under which the Distributor would require a license to be able to market, sell, promote, or import the Product in the Territory.
24.1.4	Enforceability
To the knowledge of IDM, the Product, Patents and Trademarks have not been adjudged invalid or unenforceable in whole or part in the Territory.
24.1.5	Actions
To the knowledge of IDM, no actions have been asserted or are pending, nor, to the knowledge of IDM, has any such action been threatened, against IDM challenging or seeking to deny or restrict the use by IDM of any of the Product or Trademarks. No IDM Site is subject to any investigation or sanction from any Authority. IDM has not withheld material information from any submission to any Authority regarding the Product and is not aware of any significant matter regarding the Product that is not disclosed in any such application. IDM fully complied with GMP in the development of the Dossier and the Product.
24.1.6	No infringement

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To IDM’s knowledge, the use of the Product and Trademarks in connection with the business of CL as contemplated herein does not conflict with, misappropriate, or infringe the intellectual property rights of any third party and it has received no notices, claims or actions from any third party of such nature.
24.1.7	Warranty
To IDM’s knowledge, none of the rights licensed hereunder conflict with any license or covenant not to sue granted by IDM to any third party.
For the sake of clarity, subject to Articles 17.2 (c) but not 22, these warranties are essential conditions of this Agreement and if any transpire not to be wholly accurate CL shall have the right to terminate this Agreement and seek damages from IDM. Provided that the Chief Executive Officers of each Party have met within fifteen (15) days from having knowledge of the issue and have been unable to resolve the issue within thirty (30) days from their initial conversation on the issue.
24.2	REPRESENTATIONS AND WARRANTIES OF CL
CL represents and warrants that as of the date hereof:
24.2.1	Organization and authority
CL is duly organized, validly existing and in good standing under the laws of Ireland and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CL, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by CL, and (assuming due authorization, execution and delivery by the other person signatory hereto) this Agreement constitutes a legal, valid and binding obligation of CL enforceable against it in accordance with its terms.
24.2.2	No conflict
The execution, delivery and performance of this Agreement by CL does not and will not (i) violate, conflict with or result in the breach of any provision of its Certificate of Incorporation or By-laws, (ii) conflict with or violate any law, governmental regulation or governmental order applicable to CL or any of its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which CL is bound; except to the extent that any conflict under (ii) or (iii) above would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.
For the sake of clarity, subject to Articles 17.2 (c) but not 22, these warranties are essential conditions of this Agreement and if any transpire not to be wholly accurate IDM shall have the right to terminate this Agreement and seek damages from CL. Provided that the Chief Executive Officers of each Party have met within fifteen (15) days from having knowledge of the issue and have been unable to resolve the issue within thirty (30) days from their initial conversation on the issue.
25	MISCELLANEOUS

25.1	ENTIRE AGREEMENT
(a)	This Agreement, together with the Schedules and the Confidentiality Agreement, sets forth the entire agreement and understanding between the Parties as to its subject matter. Except as otherwise provided expressly herein, no modification, amendment or supplement to this Agreement, to the Schedules or to the Confidentiality Agreement shall be effective for any purpose unless in writing and signed by the Parties.

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(b)	In the event of discrepancy between this Agreement and any other agreement or ancillary document, including between this Agreement and IDM’s conditions of sale (as amended from time to time), the provisions of this Agreement shall prevail.
25.2	No WAIVER
(a)	Continued supply by IDM of Products to the Distributor after the termination of this Agreement shall not be construed as a waiver of the termination, or as a renewal of, this Agreement.
(b)	Failure by either Party hereto to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of its rights hereunder. Any waiver of a breach of any provision hereof shall not affect either Party’s rights in the event of any additional breach.
25.3	PUBLIC ANNOUNCEMENTS
Neither Party shall make any public announcement or press release regarding the content or signature of this Agreement without the other Party’s prior written consent other than as may be required by law or any stock exchange rules. The Parties shall endeavour to agree the text and content of any such public announcement or press release.
25.4	NOTICES
(a)	Any notice or other written communication required or permitted hereunder shall be in writing and:
(i)	delivered personally to the officer of the Party to whom it is directed, or
(ii)	sent by registered mail, postage prepaid, return receipt requested (provided that such notice or other written communication shall not be forwarded by mail if on the date of mailing there exists an actual or imminent postal service disruption in the city from which such communication is to be mailed or in which the address of the recipient is found);
or,

(iii)	by a confirmed telefax.
(b)	All such notices shall be addressed to the Party to whom it is directed as follows:
(i)	If to IDM, to the attention of:

by mail or personal delivery at the address set out on page 1,
by telephone:	+33 (0)1 40 09 04 11
by fax:	+33 (0)1 40 09 04 25
with copy to:	IDM France SA — Legal Department 172 rue de Charonne 75545 PARIS Cedex 11 France
(ii)	To the Distributor, to the attention of:

by mail or personal delivery at the address set out on page 1,
by telephone:	+ 353 1 631 9352
by fax:	+ 353 1 631 9452
with copy to:	Allistair Booth
Stringer Saul
Hanover Square
London W 1 S 1 HU
United Kingdom

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(c)	Any such notice or other written communication shall, if sent by registered mail as aforesaid be effective upon receipt thereof; if given by telex or telefax, shall be effective on the first business day after the sending thereof; and if given by personal delivery shall be effective on the day of delivery.

(d)	Either Party may at any time change its address by giving notice of such change of address to the other Party in the manner specified herein.

25.5	SEVERABILITY
Any provision of this Agreement part thereof that is or becomes, invalid, void or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability. The remaining provisions of this Agreement shall remain in full force and effect, to the extent that the purpose of this Agreement is not materially altered, or the validity or enforceability of such provisions in any other jurisdiction affected, and neither Party hereto shall be discharged from its obligations hereunder.
The Parties agree that the invalid or unenforceable provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose and economic benefit of the provision in a valid and enforceable manner, the Distributor and IDM shall endeavour in good faith to agree upon the wording of any replacement provision.
25.6	LANGUAGE
This Agreement is executed in the English language. A translation of this Agreement may be provided for understanding; provided however, that in the event of any discrepancy or contradiction between this original English version and any translation thereof, this original English version shall prevail.
This Agreement shall be executed in two (2) original copies. Two (2) sets of Schedules shall be initialled by the Parties for identification and acceptance.
25.7	EXPENSES
Any costs and expenses incurred in connection with the transactions contemplated herein by either Party prior to the Date of Signature shall be at such Party’s expense.
IN WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorised representatives on the dates stated below their signatures.

On behalf of IDM	On behalf of CL
Jean-Loup Romet-Lemonne	Mark Evans
CEO Date	CEO Date

IDM Initial	CL Initial

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26 SCHEDULES
26.1	SCHEDULE A
Product Specifications: description of the current packaging of the Product is due by IDM at least three (3) months before Effective Date and shall be attached to the Agreement as part of it.
26.2	SCHEDULE B
Purchase of the Products: Standard Operating Procedures according to which the Distributor shall purchase the Products from IDM. Such Standard Operating Procedures should be approved by the Parties three (3) months prior Effective Date and attached to the Agreement as part of it. - Adverse Events: The Parties’ respective pharmaco-vigilance rights and obligations and the Standard Operating Procedures according to which the Distributor and IDM shall report the Adverse Events. Such Standard Operating Procedures should be approved by the Parties three (3) months prior Effective Date and attached to the Agreement as part of it. — Return of Product: Standard Operating Procedures according to which the Distributor shall return the defective Product. Such Standard Operating Procedures should be approved by the Parties three (3) months prior Effective Date and attached to the Agreement as part of it. — Commercial Packaging: Standard Operating Procedures describing the commercial packaging and the responsibilities of IDM and the Distributor regarding commercial packaging-related issues. Such Standard Operating Procedures should be approved by the Parties three (3) months prior Effective Date and attached to the Agreement as part of it.
26.3	SCHEDULE B-1
Standard Operating Procedures according to which the packaging of the Product is modified. It shall be attached to the Agreement at least three (3) months prior Effective Date and be part of it.
26.4	SCHEDULE C
Minimum Annual Quotas (volume): To be agreed between the Parties and attached to the Agreement at least three (3) months prior Effective Date and be part of it.
26.5	SCHEDULE D
Distributor‘s marketing plan: due by CL at least three (3) months before Effective Date. To be attached to this Agreement and be part of it.

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27 SCHEDULE E — PATENT LIST
N-á-L-alanyl-D-isoglutaminyl-L-alanine-2-(1,2-dipalmitoyl-sn-glycero-3-hydroxyphosphoryloxy)-ethylam ide, also called muramyl tripeptide phosphatidylethanolamine (MTP-PE), was first patented and developed by Ciba Geigy (now Novartis), then by Jenner Biotherapies, which IP rights were fully transferred to IDM in 2003. Related patent families are the followings, expiration dates and main claims are indicated:
[...***...]

IDM Initial	CL Initial

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)